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Initiation of Phase III Program Using Emisphere’s eligen® Technology for Oral
Salmon Calcitonin

•	Phase III clinical trial in osteoporosis initiated

•	Emisphere to receive milestone payment for use of its eligen® Technology

•	Postmenopausal osteoporosis patients have been enrolled to the study with the new salmon calcitonin oral formulation

Tarrytown, NY, USA – February 27, 2007 -— Emisphere Technologies, Inc. (“Emisphere”, NASDAQ: EMIS) announced today that Novartis Pharma AG and its development partner Nordic Bioscience have notified Emisphere of the initiation of a Phase III clinical trial for the treatment of osteoporosis with an oral form of salmon calcitonin (referred to as SMC021), a new drug candidate, using Emisphere’s eligen® delivery technology. As a result of the initiation of the trial, Emisphere will receive a milestone payment from Novartis. The use of Emisphere’s novel eligen® technology reflects the potential that for the first time salmon calcitonin may also be available as a convenient oral medication, rather than the currently available injectable or intranasal options.1

Osteoporosis is a disease that reduces the density and quality of bone and worldwide affects an estimated 75 million people in Europe, the United States and Japan.2 The Phase III trial, which will include more than 4,500 osteoporosis patients in Europe, United States, China and Latin America, is a three year, randomized, multi-center, placebo-controlled study to evaluate the safety and efficacy of oral calcitonin.

“Oral calcitonin has potential to be a novel oral treatment option in the fight against osteoporosis,” said Lewis H. Bender, President and Chief Executive Officer of Emisphere. “We are very excited about the opportunity to be in Phase III with Novartis and their development partner Nordic Bioscience. Emisphere has a long working relationship with Novartis on oral calcitonin and we believe that this study is an important confirmation of the Emisphere eligen® technology.”

To reach this point, initiation of this Phase III study, Novartis has conducted extensive safety testing on both the oral calcitonin product and the Emisphere technology. There has been a Phase II study, several Phase I clinical trials and extensive preclinical safety studies conducted. Carrier and drug product materials (including the Phase III clinical trial materials) have been produced at large scale and also tested in clinical trials.

Novartis has received CHMP advice on the Phase III trial design and clearance from FDA to proceed with Phase III study under a special protocol assessment. The clinical trial is being conducted by Nordic Bioscience following a development agreement with Novartis.

In 2000, Emisphere and Novartis Pharma AG entered into a license agreement for the development of oral salmon calcitonin for the treatment of osteoporosis. The two companies entered into additional license agreements for the development of oral human growth hormone and an oral form of parathyroid hormone (PTH) fragment 1-34 in 2004 and 2006, respectively.

About Salmon Calcitonin

Calcitonin is a polypeptide hormone secreted by the parafollicular cells of the thyroid gland. Calcitonin enables the bone to retain more of its mass and functionality by inhibiting the bone-tissue resorbing activity of specialized bone cells called osteoclasts.3 Calcitonin is involved in the regulation of calcium and the decrease of bone loss and fractures. Calcitonin derived from salmon is estimated to be about 30 times more potent than the human version. Synthetic salmon calcitonin, which is identical to the natural salmon calcitonin, is currently available only as nasal spray or as an injectable therapy.

About Osteoporosis

Osteoporosis is a progressive disease that causes bones to become thin and brittle, making them more likely to break. The number of patients in the United States, Europe and Japan with osteoporosis or low bone mineral density is estimated at 75 million.2 Osteoporosis may result in broken bones and fractures in the spine and hip. Hip fractures often require hospitalization, and fractures of the bones in the spine (vertebrae) can cause loss of height and severe back pain. Both may lead to permanent disability.

About the eligen® Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers”. These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no.

1-10615) filed on March 16, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006..

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References

1.	Emisphere Technologies, Inc. Available at: http://www.emisphere.com/ot_tet.asp. Accessed January 29, 2007.

2.	International Osteoporosis Foundation. “Facts and statistics about osteoporosis and its impact.” http://www.iofbonehealth.org/facts-and-statistics.html. Accessed December 18, 2006.

3.	Azria M. The Calcitonins: Physiology and Pharmacology. Basel, Karger. 1989.